                           EMPLOYMENT AGREEMENT


THIS AGREEMENT, made and entered into this 10th day of January, 1994, by and between POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation (hereinafter referred to as "Employer"), and Stephen G. Morrison, a resident of South Carolina (hereinafter referred to as Morrison).


                                WITNESSETH:


WHEREAS, the Employer is a corporation engaged in business in the State of South Carolina and throughout the United States; and

WHEREAS, the Employer desires to employ Morrison in the capacity of Executive Vice President, General Counsel, and Corporate Secretary upon the terms and conditions hereinafter set forth; and

WHEREAS, Morrison is willing to (i) enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth;

WHEREAS, the Employer acknowledges that Morrison has been and is an important element in the success of the law firm of Nelson Mullins Riley and Scarborough (hereinafter the "Firm") and respects the importance of the Firm's continued affiliation with Morrison;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Employer hereby employs Morrison and Morrison hereby accepts such employment upon the terms and conditions hereinafter set forth:

1. Term of Employment. The term of employment under this Agreement shall be for a period commencing on the date first set forth above, and terminating on December 31, 1998, unless such employment is terminated or extended prior to the expiration of said period as hereinafter provided.

2. Duties of Morrison. Morrison agrees that during the term of this Agreement, he will devote his professional and business-related time, skills and best efforts to the businesses of the Employer in the capacity of Executive Vice President, General Counsel, and Corporate Secretary or such other capacity as the Employer and Morrison may agree upon. If there are major significant changes in the duties or responsibilities of Morrison from these listed as Prohibited Activities on Exhibit A hereto, that are not mutually agreed upon, Morrison may terminate his employment within sixty (60) days of any such change. In addition, Morrison shall devote all necessary time and his best efforts in the performance of any other duties as may be assigned to him from time to time by the Board of Directors of the Employer including, but not limited to, serving on the

     Employer's Board of Directors if elected. Morrison shall devote his professional and business skills to the Employer as his primary responsibility. Morrison may engage in personal, passive investment activities provided such activities do not interfere with the performance of his duties hereunder and violate the non-competition and nondisclosure provisions set forth herein. It is further understood and agreed that during a period of transition, Morrison shall continue to meet current commitments to existing clients, including representation in court and trials and that after a period of transition, Morrison shall remain a partner in the law firm of Nelson Mullins Riley and Scarborough (hereinafter the "Firm"). It is agreed and understood that Morrison will
     (1) participate in the future strategic planning and management for the Firm, (2) consult and advise on client matters to assist the Firm in maintaining and building its client base, and (3) will maintain an office and attendant support at the Firm (at the Firm's sole expense). Morrison shall in no way participate in any net income derived by the Firm as a result of services provided by the Firm to Policy Management Systems Corporation. Morrison shall not directly, or indirectly, approve, review or handle in any way the Firm's bills at Policy Management Systems Corporation, nor will he generate, review or handle the Firm's billings to Policy Management Systems Corporation.

3. Compensation. For all the services rendered by Morrison under this Agreement, the Employer shall pay Morrison a base salary of not less than three hundred sixty thousand dollars ($360,000) per annum (or fraction for portions of a year). Said base salary will be adjusted from time to time in accordance with then current standard salary administration guidelines of the Employer. Said payments shall be made in installments consistent with the Employer's payroll practices.

     In addition to the base salary, Morrison shall participate in a bonus program as determined from time to time by the Employer which shall provide an opportunity for Morrison to earn additional annual compensation equal to not less than forty percent (40%) of his base salary under a program of defined goals, including personal and/or unit and/or group, and/or corporate. Notwithstanding the foregoing, Morrison shall be guaranteed payment of additional compensation of forty percent (40%) of his base salary of three hundred sixty thousand dollars ($360,000) for each of the two (2) years following the date of this Agreement. It is further understood and agreed that during a period of transition, Morrison's base salary and bonus will be paid at a reduced rate.
     During the first quarter of 1994, Morrison will be compensated at only twenty-five percent (25%) of his base salary and during the second quarter of 1994, he shall be compensated at fifty (50%) of his base salary and his bonus will be calculated utilizing these amounts. As of July 1, 1994, the transition progress shall be evaluated. However, it is upon that date Morrison shall begin receiving compensation at a rate of one hundred percent (100%) of his base salary unless otherwise agreed by Morrison and the Employer.

     Morrison shall also receive at least 25,000 PMSC stock options annually under the PMSC Stock Option Plan.

     Morrison shall also be elected to the Employer's Executive Council and shall be entitled to participate in the Long-Term Incentive Pay Plan of Executives in accordance with the terms of such Plan in effect during his employment.

4. Fringe Benefits. The terms of this Agreement shall not foreclose Morrison from participating with other employees of the Employer in such fringe benefit or incentive compensation plans as may be authorized and adopted from time to time by the Employer; provided, however, that Morrison must meet any and all eligibility provisions required under said fringe benefit or incentive compensation plans. Morrison shall also be entitled to perquisites substantially similar to those other Executive Vice Presidents are receiving as of the effective date of this Agreement, including the use of an automobile selected by the Employer.

5. Vacation. Morrison shall be entitled during each calendar year to vacation with pay at such times and for such periods as are consistent with the policies of the Employer.

6. Professional Activities. Morrison shall be entitled to continue to participate in professional activities, meetings and conventions including, but not limited to, the International Association of Defense Counsel, Defense Research Institute, South Carolina Bar, Product Liability Advisory Council, South Carolina Defense Trial Attorneys' Association and as an Adjunct Professor at the University of South Carolina School of Law. Such activities are expected to include time commitments attendant to some leadership role(s).

7. Working Facilities. Morrison shall be furnished an office, personal secretary and such other facilities and services suitable to his position and adequate for the performance of his duties, which shall be substantially similar to those of other Executive Vice Presidents and consistent with the policies of the Employer.

8. Sick Leave and Disability. (a) As determined by the Employer, Morrison shall be entitled to a number of days sick leave with full pay as is consistent with the uniform employment policies of the Employer.

     (b) Should Morrison become totally and permanently disabled as a result of sickness or accident and be unable to adequately perform his regular duties prescribed under this Agreement, his employment hereunder shall be deemed terminated, but Morrison shall be entitled to the continuation of his base salary for a period of six (6) months thereafter, as well as any bonus to which he may be entitled under his bonus program. In addition, Morrison shall be entitled to such benefits as are provided under any long-term disability plan instituted or maintained by the Employer on behalf of Morrison.

          For the purpose of this Agreement, the term "totally and permanently disabled" shall mean total and permanent disability for purposes of receiving benefits under the Employer's long-term disability plan or insurance policy. If the Employer does not have such a plan or policy in existence at the time, the term "totally and permanently disabled" shall mean Morrison's inability, mentally or physically, on account of sickness or accident to regularly engage in or adequately perform his duties hereunder. It is understood that Morrison's occasional sickness or other incapacity of short duration may not result in his being or becoming "totally and permanently disabled"; however, an illness or incapacity may lead to the Employee being or becoming totally and permanently disabled if the illness or incapacity is prolonged or recurring. For purposes of this Agreement, in the event the Employer and Morrison cannot agree at any time as to whether Morrison is totally and permanently disabled, a final decision shall be made by a committee composed of three (3) physicians licensed by the State of South Carolina, one of whom shall be appointed by the Employer, one of whom shall be appointed by Morrison and the third shall be appointed by the physicians appointed by the Employer and Morrison. The finding of such committee of physicians shall be conclusive upon all parties and they shall be bound by any statement signed by two (2) or more members of such committee.

9. Death During Employment. If Morrison dies during the term of his employment, or if Morrison was employed by the Employer at the beginning of his last illness, the Employer shall continue to pay Morrison's base salary to the estate of Morrison for a period of six (6) months thereafter. Also, Employer shall pay to the estate of Morrison any bonuses to which Morrison may be entitled under his bonus program.

10. Termination of Employment. Morrison and the Employer shall have the right to terminate the employment relationship described herein at any time by mutual agreement in writing.

     The Employer shall have the right to terminate the employment relationship hereunder, for cause, by serving notice on Morrison. For the purposes hereof, cause for termination shall be deemed to exist upon a good faith finding of two-thirds of the Board of Directors of the Employer (excluding Morrison if he is a member of the Board of Directors) of the following: negligence, intemperance which interferes with the performance of his duties, dishonesty involving the Employer, willful shortage in accounts under Morrison's direct supervision and control, refusal or material failure by Morrison to perform his duties hereunder. Morrison and/or his representative shall have the right to appear before the Board of Directors.

     In the event that the Employer breaches the terms of this Agreement, Morrison shall have the right to terminate the employment relationship hereunder.

11. Other Agreements. This Agreement shall be separate and apart from, and shall be deemed to alter the terms of, any executive compensation agreements, deferred compensation agreements, bonus agreements, general employment benefits plans, stock option plans and any other plans or agreements entered into between Morrison and Employer pursuant to which Morrison has been granted specific rights, benefits or options.

12. Non-Competition. Morrison agrees that, during his employment with Employer and for a period of two (2) years from the date of the termination of Morrison's employment with the Employer, he will not directly or indirectly compete with the Employer by engaging in the activities set forth on Exhibit "A" which is attached hereto and incorporated herein by reference (the "Prohibit Activities") within the geographic area which is set forth on Exhibit "B" hereto (the "Restricted Area"). For purposes of this Section 12, Morrison recognizes and agrees that the Employer conducts and will conduct business in the entire Restricted Area and that Morrison will perform his duties for the Employer within the entire Restricted Area. Morrison shall be deemed to be engaged in and carrying on said Prohibited Activities if he engages in said activities in any capacity whatsoever, including, but not limited to, by or through a partnership of which he is a general or limited partner or an employee engaged in said activities, or by or through a corporation or association of which he owns five percent (5%) or more of the stock or of which he is an officer, director, employee, member, representative, joint venturer, independent contractor, consultant or agent who is engaged in said activities. Morrison agrees that during the two (2) year period described above, he will notify the Employer of the name and address of each employers with whom he has accepted employment during said period. Such notification shall be made in writing within five (5) days after Morrison accepts any employment or new employment by certified mail, return receipt requested. Notwithstanding anything herein to the contrary and notwithstanding any other provision of this Agreement, nothing in this Agreement shall in any way prohibit or limit Morrison's return to the practice of law at any time or at any place.

13. Confidential Data. Morrison further agrees that, during his employment with the Employer and upon his termination of employment for any cause, he will keep confidential and not divulge to any one nor appropriate for his own benefit any confidential information described in Exhibit "C" which is attached hereto and incorporated by this reference herein (the "Confidential Data"). Morrison hereby acknowledges and agrees that the prohibition against disclosure of confidential data recited herein is in addition to and, not in lieu of, any rights or remedies which the Employer may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets, and the enforcement by the Employer of its rights and remedies pursuant to this agreement shall not be construed as a waiver or any other rights or available remedies which it may possess in law or equity absent this agreement.

14. Non-Solicitation of Employees. Morrison covenants that during his employment and during the one year period immediately following the termination thereof, either by expiration of the term of this Agreement or under any of the provisions of Section 10 above, Morrison will neither directly or indirectly induce or attempt to induce any employee of the Employer to terminate his or her employment. Nor will Morrison, without prior written consent of Employer, offer employment either on behalf of himself or on behalf of any other individual or entity to any employee of Employer or to any terminated employee of Employer during the term of Employee's employment and during the one (1) year period following the termination of his employment.

15. Property of Employer. Morrison acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Employer and Morrison hereby agrees that said property shall remain the exclusive property of the Employer, and Morrison shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Morrison's customer and supplier lists, contact forms, books of account, computer programs and similar property.

16. Equitable Relief. Morrison acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by him of any of the provisions contained in this Agreement will cause the Employer irreparable injury and damage. Morrison further acknowledges that he possesses unique skills, knowledge and ability an that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to the Employer. By reason thereof, Morrison agrees that Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him. Notwithstanding the foregoing, however, nothing herein shall prohibit or limit in any way Morrison's return to the practice of law at any time or any place. (See Section 12 above.)

17. "Change of Control". In the event (1) the Employer becomes a subsidiary of another corporation or is merged or consolidated into another corporation or substantially all of the assets of the Employer are sold to another corporation or (2) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates" as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not "affiliates" but who are acting in concert, becomes the owner of record or beneficially of securities of the Employer which represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of the Employer's then outstanding securities entitled to elect Directors or (3) the Board of Directors of the Employer or a Committee thereof makes a determination in its reasonable judgment that a "Change of Control" of the Employer has taken place (a "Change of Control"), the term during which this Agreement shall be effective shall include the term of this Employment Agreement following the date of the Change of Control plus one (1) year, and

     Morrison's compensation for such period shall be based on the following formula, shall be subject to the following conditions and shall be in lieu of the compensation provided for under Section 3 of this Agreement:

     a. Morrison shall be paid an annual salary for the term of Morrison's Employment agreement plus one (1) year consisting of one hundred fifty percent (150%) of the average amount of total cash compensation, excluding payments made under the Employer's Long-Term Incentive Plan for Executives and tax benefit bonuses paid upon the lapse of resale restrictions on common stock for certain officers, of Morrison for the two (2) calendar years prior to the time such control was acquired.

     b. Morrison shall be paid an annual amount for the term of Morrison's Employment Agreement plus one (1) year in consideration of the non-competition covenant of Section 11 of this Agreement consisting of fifty percent (50%) of the average amount of total cash compensation, excluding payments made under the Employer's Long-Term Incentive Plan for Executives and tax benefit bonus paid upon the lapse of resale restrictions on common stock for certain officers, of Morrison for the two (2) calendar years prior to the time such control was acquired. Said annual amounts shall be paid quarterly in advance.

     c. Notwithstanding any of the provisions of this Agreement, the amount of all payments to be made pursuant to this section after a Change of Control shall not exceed one dollar ($1.00) less than that amount which would cause any such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and as said statute is then in effect at the time of such payment.

     d. Any payments made to Morrison following a Change of Control that shall be disallowed, in whole or in part, as a deductible expense to the Employer for Federal income tax purposes by the Internal Revenue Service on the basis that Section 280G of the Code prohibits such deduction shall be reimbursed by Morrison to the full extent of said disallowance within six (6) months after the date of which the amount of said disallowance has been finally determined and the Employer has paid the deficiency with respect to said disallowance. The Employer shall legally defend any proposed disallowance by the Internal Revenue Service and the amount required to be reimbursed by Morrison shall be the amount determined by an appropriate court in a final, nonappealable decision that is actually disallowed as a deduction. In lieu of payment to the Employer by Morrison, the Employer may in its discretion withhold amounts from Morrison's future compensation payments until the amount owed to the Employer has been fully recovered. No such withholding shall occur prior to the date on which Morrison would be required to make reimbursement as provided herein.

     e. If the limitation set forth in (c) may at any time become applicable to the amounts otherwise due pursuant to paragraphs (a) and (b), then the Employer shall continue to pay Morrison all amounts as provided under paragraphs (a) and (b) until such time as cumulative payments equal the aggregate amount as limited by paragraph (c) and Morrison may terminate his employment on three (3) months' notice at any time within the last twelve (12) months of the time period during which the payments described in this subparagraph will be paid without affecting his rights to receive said payments.

     f. The Employer shall have no obligation to pay the amounts set forth in (a) and (b) as limited by (c) if there is reasonable proof that the non-competition or confidential data provisions of Sections 12 and 13 of this Agreement are being violated.

     g. In the event of termination of employment of Morrison for Cause, as hereinafter defined, following a Change of Control, the Employer shall not be obligated to make any further payments of the compensation amounts provided for in this Agreement. Notwithstanding any other provision of this Agreement, except for
          (e) and (j) hereinafter which shall control in the event Morrison terminates employment as provided in (e) and (j), in the event Morrison voluntarily terminates employment following a Change of Control for other than Good Reason, as defined hereinafter, compensation amounts set forth in (a) and (b) shall be payable only for a one (1) year period following termination of employment.

          "Cause" for the purposes of Section 17 is defined to mean (1) willful failure to substantially perform prescribed duties other than as a result of disability or the (2) willful engagement in misconduct significantly detrimental to the Employer.

          "Good Reason" to terminate employment with the Employer occurs if:
          (1) duties are assigned that are materially inconsistent with previous duties; (2) duties and responsibilities are substantially reduced; (3) base compensation is reduced not as part of an across the board reduction for all senior officers or executives; or (4) participation under compensation plans or arrangements generally made available to persons at Morrison's level of responsibility at the Employer is denied; (5) a successor fails to assume this Agreement; or (6) termination is made without compliance with prescribed procedures.

     h. In the event Morrison is involuntarily terminated by the Employer without Cause or Morrison voluntarily terminates employment for Good Reason, the Employer's obligation to pay the compensation amounts provided in this Section 17 shall survive termination of employment.

     i. Further, in the event of termination of employment during the pendency of a "Potential Change of Control", as hereinafter defined, the provisions of (g) and (h) shall apply as if an actual Change of Control had taken place. A Potential Change of Control shall be deemed to have occurred if (1) the Employer has entered into an agreement or letter of intent the consummation of which would result in a Change of Control; or (2) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or (3) the Board of Directors of the Employer or a Committee thereof in its reasonable judgment makes a determination that a Potential Change of Control for purposes of this Agreement has occurred. A Potential Change of Control remains pending for purposes of receiving payments under this Agreement until the earlier of the occurrence of a Change of Control or a determination by the Board of Directors or a committee thereof (at any time) that a Change of Control is no longer reasonably expected to occur.

     j. Notwithstanding anything contained in this Agreement to the contrary, Morrison and Employer or the person, corporation, partnership or other entity acquiring control of Employer, with the concurrence of the Chief Executive Officer and Compensation Committee of the Board of Directors of Employer, may mutually agree that Morrison, with three (3) months' notice, may terminate his employment and receive a lump sum payment equal to the present value of remaining payments under this Agreement discounted by the then current Treasury Bill rate for the remaining term of this Agreement.

18. Successors Bound. This Agreement shall be binding upon the Employer and Morrison, their respective heirs, executors, administrators or successors in interest, including without limitation, any corporation into which the Employer may be merged or by which it may be acquired.

19. Severability. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof (including without limitation the geographical and temporal restrictions contained herein) shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions thereof shall not be construed as a waiver of any subsequent breach of the same or any other covenants, term or provision. If the geographical or temporal restrictions contained in Sections 12 and 14 hereof are so deleted, no such modification or deletion will be made which is less favorable to Morrison without his consent. Notwithstanding this or any other provision of this Agreement, nothing herein shall in any way limit or prohibit Morrison's return to the practice or law at any time or at any place.

20. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

22. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

23. Assignment. The rights, duties and obligations under this Agreement may not be assigned by either party, except if there is a change of control as defined in Section 16, the Employer may assign its rights and obligations hereunder to the person, corporation, partnership or other entity which has gained such control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   "EMPLOYER"

[CORPORATE SEAL]                   POLICY MANAGEMENT SYSTEMS
                                   CORPORATION

Witness:

James J. McGovern                  By: G. Larry Wilson
                                       President
Van E. Edwards III

                                   "MORRISON"


James J. McGovern                  Stephen G. Morrison          (SEAL)
                                   Stephen G. Morrison
Van E. Edwards III

                                 EXHIBIT A

Acting in any capacity, either individually or with any corporation, partnership or other entity, directly or indirectly, in providing, or proposing to provide, data processing software systems, related automation support services and information services to the insurance industry, including, but not limited to, application software, processing, consulting and related services, in the performance of any of the following types of duties in any part of the insurance industry:

     1.   The performance of the sales and marketing functions.

     2.   The responsibility for sales revenue generation.

     3.   The responsibility for customer satisfaction.

     4. The responsibility for research and development of insurance data base products.

     5. The responsibility for the research and development of information data processing systems and services.

     6.   The providing of input to pricing of products.

     7.   The planning and management of data processing services resources.

     8. The coordination of the efforts of the various aspects of computer systems services organizations with other functions.

     9.   The planning and management of information services resources.

     10. The providing and management of an operations staff to support the above listed activities.

     11. Notwithstanding this provision or any other provision of this Agreement, nothing herein shall prohibit or limit in any way Morrison's return to the practice of law at any time or any place.

                                 EXHIBIT B
                              RESTRICTED AREA


Fifty mile radius of the city limits of the following cities:

Toronto, Canada                              Birmingham, Alabama
Columbus, Ohio                               Minneapolis, Minnesota
Cincinnati, Ohio                             San Diego, California
Chicago, Illinois                            Melbourn, Australia
Dallas/Fort Worth, Texas                     Indianapolis, Indiana
Los Angeles, California                      St. Paul, Minnesota
Boston, Massachusetts                        Denver, Colorado
Philadelphia, Pennsylvania                   Mobile, Alabama
Hartford, Connecticut                        Seattle, Washington
San Francisco, California                    Bloomington, Illinois
New York City, New York                      Des Moines, Iowa
Columbia, South Carolina                     San Juan, Puerto Rico
Sydney, Australia                            El Paso, Texas
Honolulu, Hawaii                             Detroit, Michigan
Jacksonville, Florida                        Phoenix, Arizona
Milwaukee, Wisconsin                         San Antonio, Texas
Montreal, Canada                             Baltimore, Maryland
Kansas City, Missouri                        San Jose, California
Stanford, Connecticut                        Memphis, Tennessee
Oklahoma City, Oklahoma                      Washington, D.C.
Atlanta, Georgia                             New Orleans, Louisiana
Houston, Texas                               London, England
Miami, Florida                               Paris, France
Princeton, New Jersey                        St. Louis Missouri
Cleveland, Ohio                              Nashville, Tennessee

                                EXHIBIT C

                         CONFIDENTIAL INFORMATION

1. All software/systems (including all present, planned and future software), whether licenses or unlicensed, developed by or on behalf of or otherwise acquired by Policy Management Systems Corporation or any of its subsidiaries.

     "All software/system" shall mean:

     *    all code in whatever form
     * all data pertaining to the architecture and design of such software systems
     *    all documentation in whatever form
     *    all flowcharts
     * any reproduction or recreation in whole or in part of any of the above in whatever form

2.   All business plans and strategies including:

     *    strategic plans
     *    product plans
     *    marketing plans
     *    financial plans
     *    operating plans
     *    resource plans
     * all research and development plans including all data produced by such efforts

3. Internal policies, procedures, methods and approaches which are unique to Policy Management Systems Corporation and are non-public.

4. Any information relating to the employment, job responsibility, performance, salary and compensation of any present or future officer or employee of Policy Management Systems Corporation.